For:                                            From:
Ameritrans Capital Corporation                  Gregory FCA Communications
Gary C. Granoff                                 David R. Evanson
212/355-2449                                    610/642-8253

For Immediate Release

                   Ameritrans Merger with Medallion Cancelled

New York, NY, February 1 - Ameritrans Capital Corporation (Nasdaq: AMTC) announced today that the proposed merger with Medallion Financial Corp. (Nasdaq:
TAXI) has been terminated. According to Ameritrans' chairman and chief executive officer Gary C. Granoff, "The extended closing date set forth in the merger agreement was January 31, 2001. The parties were unable to reach mutually acceptable terms for a further extension of the merger agreement."

Mr. Granoff said further that, "Prior to Ameritrans' proposed merger with Medallion, we reorganized into a holding company structure in order to enable Ameritrans to pursue investment funding opportunities previously not available to our wholly owned subsidiary, Elk Associates Funding Corporation, which is a Small Business Investment Company licensed by the United States Small Business Administration (SBA)." Mr. Granoff also stated, "While Medallion offered a larger company through the proposed merger, we will now pursue the growth and expansion of our portfolio into non-government regulated investment and lending opportunities."

Ameritrans also recently announced the payment of its quarterly dividend based on estimated earnings of $0.19 per share, payable on January 31, 2001, to stockholders of record as of January 23, 2001. Because of the termination of the proposed merger, Ameritrans further stated that it expected to take a one-time charge against earnings for its third quarter ending March 31, 2001, of approximately $400,000 of pre-paid merger expenses.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation has been licensed by the SBA as a Small Business Investment Company since 1980. The company maintains its offices at 747 Third Avenue, Fourth Floor, New York, NY 10017.

This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectation on this date.